EXHIBIT 4.13

AMENDMENT NO. 1

THIS AGREEMENT made the 28th day of March, 2008.

BETWEEN:

ONCOLYTICS BIOTECH INC.

(“Oncolytics”)

- and -

KARL L. METTINGER, M.D., Ph.D

(the “Employee”)

WHEREAS Oncolytics and the Employee entered into an Executive Employment Agreement dated the 29th day of May, 2007 (the “Employment Agreement)”

AND WHEREAS the parties wish to amend the Employment Agreement;

NOW THEREFORE the parties agree as follows:

Section 1 –Amendments

The Employment Agreement is hereby amended:

(a)	by replacing Section 3(1) with the following:

“Commencing January 1, 2008, Oncolytics shall pay to the Employee a salary of THREE HUNDRED EIGHTEEN THOUSAND TWO HUNDRED AND SEVENTY UNITED STATES DOLLARS (US$318,270.00) per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of TWENTY-SIX THOUSAND FIVE HUNDRED TWENTY-TWO UNITED STATES DOLLARS AND FIFTY CENTS (US$26,522.50) on the last day of each month.”

(b)	by replacing Section 4 with the following:

“The Employee shall be entitled to payment in lieu of employment benefits (medical, dental, etc,) of a total of THIRTY EIGHT THOUSAND EIGHT HUNDRED AND NINETY-SIX UNITED STATES DOLLARS AND TWENTY CENTS (US$38,896.20) annually, payable pro rata with the Employee’s monthly payment of salary.”

Section 2 - Effective Date

(1)	This Amending Agreement shall be effective from and after January 1, 2008.

(2)           In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per:      /s/ Brad Thompson

Brad Thompson President & CEO

Per:      /s/ Doug Ball

Doug Ball
Chief Financial Officer

/s/ Debbie McClusky	/s/ Karl L. Mettinger
WITNESS	KARL L. METTINGER, M.D., Ph.D.